Information Analysis Incorporated	2005 Report on Form 10-KSB

Exhibit 10.11

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated as of December 20, 2005, is made by and between INFORMATION ANALYSIS, INC., a Virginia corporation (the “Borrower”), and COMMERCE BANK, N.A., a national banking association (the “Bank”).

RECITALS

The Bank has agreed to extend credit to the Borrower subject to the terms and conditions hereof. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged the Bank and the Borrower agree as follows:

AGREEMENT

1. Definitions. As used in this Agreement, the following terms shall have the meanings assigned to them on the attached Schedule of Defined Terms, which meanings shall be equally applicable to the singular and plural forms of terms defined.

2. Line.

(a) Amount. Subject to the terms and conditions of this Agreement, the Bank agrees to establish a revolving line of credit in the amount of $1,000,000.00 (The “Line Amount”) in favor of the Borrower (the “Line”). The aggregate principal amount of Advances under the Line outstanding at any time shall not exceed the lesser of the Borrowing Base or the Line Amount. Within this limit, the Borrower may borrow, repay and re-borrow until the Termination Date. The Advances shall be made in the sole and absolute discretion of the Bank, and the Bank shall have no obligation to make Advances even if the Borrower is in compliance with all of the terms of the Loan Documents. The Borrower authorizes the Bank to make Advances from time to time in amounts sufficient to pay checks drawn on the operating accounts of the Borrower and its Subsidiaries with the Bank, subject to the terms and conditions set forth in this Agreement.

(b) Interest. The Line will have two Interest Options. (1) Advances shall bear interest at a per annum rate equal to 0.75% (the Applicable Margin for Option 1) plus the Base Rate OR (2) Advances shall bear interest at a per annum rate equal to 3.50% (the Applicable Margin for Option 2) plus One Month LIBOR. Accrued interest shall be payable monthly, in arrears, on the first (1st) day of each month, and on the Termination Date. The interest rate shall be adjusted daily when and as the Base Rate is changed for advances taken under Option 1 OR, the interest rate shall be adjusted monthly on the first Business Day of each month to reflect LIBOR then in effect for advances taken under Option 2.

(c) Use of Proceeds. The proceeds of Advances shall be used to pay current operating expenses, carry accounts receivable and for other short-term working capital needs of the Borrower.

(d) Payments. The unpaid principal balance of the Advances and all accrued and unpaid interest thereon shall be repaid on the Termination Date. The Borrower agrees that if the outstanding Line balance exceeds the Borrowing Base at any time the Borrower shall prepay the Line immediately in an amount equal to the excess.

(e) Origination Fee. The Borrower agrees to pay to the Bank on the date of this Agreement an origination fee equal to $4,000.00.

Information Analysis Incorporated	2005 Report on Form 10-KSB

3. Payment Terms.

(a) Computations. All computations of interest and fees shall be made by the Bank on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or other fees are payable.

(b) Charge to Account. The Borrower agrees that the Bank may debit any account maintained by the Borrower with the Bank for payments due to the Bank under the Loan Documents.

(c) Default. If an Event of Default occurs under the applicable Loan Documents, and while such Event of Default is continuing the interest rate on the Indebtedness and the fee charged for any letter of credit may be increased to 3.00% above the rate otherwise in effect.

(d) Late Charge. The Bank may assess a late charge of 5% for any payment due under the Loan Documents that is fifteen days or more past due.

4. Security Agreement. The Indebtedness shall be secured by a security interest in all assets of the Borrower and its Subsidiaries, including, without limitation, all accounts, chattel paper, equipment, fixtures, general intangibles, instruments, inventory and investment property of the Borrower and each of its Subsidiaries, as described in each Security Agreement.

5. Conditions. The following are conditions precedent to each Advance [and the disbursement of the Term Loan]:

(a) Loan Documents. Receipt by the Bank of all Loan Documents, duly executed by all applicable parties;

(b) Organizational Documents. Receipt by the Bank of certified copies of resolutions and organizational documents of the Borrower and each Subsidiary, a certificate as to the incumbency and signatures of the authorized officers or representatives of the Borrower and each Subsidiary, and current good standing certificates issued by the appropriate public officials in the state of formation of the Borrower and each Subsidiary and each jurisdiction in which the Borrower or and each Subsidiary does business;

(c) Perfection. Financing statements perfecting the Bank’s security interest in the Collateral shall be filed, all conflicting financing statements shall be terminated and all other actions required by the Bank to perfect its Liens in the Collateral shall be completed to the Bank’s satisfaction;

(d) Insurance. Receipt by the Bank of certificates or policies of insurance confirming that all insurance required by the Loan Documents has been obtained;

(e) Contract Assignments. If required by the Bank, receipt by the Bank of acknowledged assignments of any contract, task order or delivery order with a Customer. Assignments of Government Contracts shall conform to the requirements of FACA. Absent a Default, the Bank expects to require such assignments only for any contract with a duration of more than six (6) months and a value of more than $500,000.00, but the Bank shall have the right at any time to require acknowledged assignments of any contract, regardless of amount or duration;

(f) Collateral/Systems Report. Completion by the Bank of a satisfactory examination report of the Collateral and the Borrower’s systems;

(g) Landlord Waivers. Receipt by the Bank of such landlord and mortgagee waivers as it deems to be necessary to protect its security interest in the Collateral;

Information Analysis Incorporated	2005 Report on Form 10-KSB

(h) Satisfactory Documents. All documents, certificates and opinions delivered under this Agreement must be in form and substance satisfactory to the Bank and its counsel;

(i) No Defaults. No Default shall be continuing; [and]

(j) Representations. All representations and warranties of the Borrower, and each Subsidiary contained in this Agreement or any Loan Document shall be true and correct.

6. Representations and Warranties. In order to induce the Bank to extend credit to the Borrower, the Borrower represents and warrants as follows, as of the date of this Agreement and as of the date of the disbursement of each Advance and issuance of each letter of credit:

(a) Execution of Documents. Each of the Borrower and its Subsidiaries is an entity duly formed, validly existing and in good standing, and has the power and has taken all of the necessary actions to execute, deliver and perform the terms of the Loan Documents. When executed and delivered, the Loan Documents will be binding obligations of the Borrower and each Subsidiary, enforceable in accordance with their terms and will not violate any provisions of law or conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any Subsidiary under any other agreement to which the Borrower or any Subsidiary is a party.

(b) Financial Statements. All financial statements and information delivered to the Bank by the Borrower or any Guarantor in connection with this Agreement are correct and complete and present fairly the financial condition, and reflect all known liabilities, contingent or otherwise, of the Borrower and its Subsidiaries as of the dates of such statements and information, were prepared in accordance with GAAP in the case of the Borrower and its Subsidiaries, since such dates, no material adverse change in the assets, liabilities, financial condition, business or operations of the Borrower, any of its Subsidiaries or any Guarantor has occurred.

(c) No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries that may, either in any case or in the aggregate, result in any material adverse change in the business, properties or assets or in the condition, financial or otherwise, of the Borrower or any Subsidiary, or that may result in any material liability on the part of the Borrower or any Subsidiary.

(d) Debarment. No event has occurred and no condition exists that may result in the debarment or suspension of the Borrower or any Subsidiary from any Government Contracts, and neither the Borrower, any Subsidiary nor any Affiliate been subject to any such debarment or suspension.

(e) Title to Assets/Use of Proceeds. Each of the Borrower and its Subsidiaries has good and marketable title to all of its assets, subject only to the Liens and security interests permitted by this Agreement. The Advances shall be used only for the purposes described in this Agreement.

(f) Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance in all material respects with all federal, state and local laws, regulations and ordinances.

(g) Debt. Neither the Borrower nor any Subsidiary is in default with respect to any debt.

(h) Subsidiaries. The Borrower does not have any Subsidiaries and such Subsidiaries acquired with the consent of the Bank subsequent to the date of this Agreement which have executed and delivered a Guaranty and a Security Agreement and have satisfied all applicable conditions imposed by the Bank in connection with such consent.

Information Analysis Incorporated	2005 Report on Form 10-KSB

7. Affirmative and Negative Covenants. In consideration of credit extended or to be extended by the Bank, the Borrower covenants and agrees that, unless the Bank otherwise consents in writing:

(a) Financial Reporting Requirements. The Borrower shall deliver to the Bank:

•	within 90 days after the close of each of its fiscal years, audited consolidated and consolidating financial statements of the Borrower and its Subsidiaries, prepared in accordance with GAAP, including consolidated and consolidating balance sheets, income statements, statements of equity and of cash flows, for the fiscal year then ended, prepared by an independent certified public accounting firm acceptable to the Bank;

•	within 45 days after the end of each quarter of each of its fiscal years, unaudited consolidated and consolidating financial statements of the Borrower and its Subsidiaries, including consolidated and consolidating balance sheets and income statements, for the period then ended, prepared in accordance with GAAP;

•	within 15 days after the end of each calendar month (i) an appropriately completed Borrowing Base Certificate setting forth a calculation of the Borrowing Base as of the end of the preceding calendar month, (ii) agings of accounts receivable of the Borrower and its Subsidiaries as of the end of such month, and (iii) a report listing and describing any unbilled charges for work performed under the contracts of the Borrower and its Subsidiaries;

•	within 45 days after the end of each fiscal quarter of the Borrower and its Subsidiaries, status and backlog reports relating to the contracts of the Borrower and its Subsidiaries as of the end of such fiscal quarter;

•	promptly after receipt, copies of any reports from auditors of Government Contracts;

•	promptly upon receipt, copies of any reports submitted to the Borrower by independent certified public accountants in connection with examination of the financial statements of the Borrower made by such accountants; and

•	such other information concerning the Collateral or the financial condition of the Borrower, any Subsidiary or any Guarantor as the Bank from time to time may reasonably request.

All financial statements and reports shall be in form and detail acceptable to the Bank and shall be certified to be accurate by a duly authorized officer of the Borrower.

Information Analysis Incorporated	2005 Report on Form 10-KSB

(b) Notices. The Borrower shall furnish to the Bank prompt written notice of (1) the occurrence of each Default or an Event of Default, (2) the institution of any litigation concerning the Borrower or any Subsidiary, (3) the institution by the Government of any investigation of or claim against the Borrower or any Subsidiary, (4) any final decision of a contracting officer disallowing costs aggregating more than $25,000.00 with respect to a Government Contract, (5) the results of any audit of its Government Contracts, and (6) any material modifications to, or any termination of, any material contract or agreement relating to any Eligible Receivables.

(c) Collateral/Systems Examinations. Prior to Closing, the Bank shall have performed a Collateral and systems examination, and shall be permitted to complete such examinations from time to time in accordance with its standard procedures. The Borrower agrees to pay the Bank all costs incurred by it in connection with each such examination; provided that, if no Default has occurred, the Borrower shall not be required to pay such costs or fee more frequently than one (1) time during any calendar year. The Bank shall have the right to contact the contracting officers and the contract manager under contracts with Customers to discuss the status of such contracts.

(d) Compliance with Laws. The Borrower and each Subsidiary shall comply with all applicable laws and regulations, including, without limitation, ERISA, and shall pay all taxes, assessments or governmental charges lawfully levied or imposed on or against it or any of its properties. Neither the Borrower nor any Subsidiary shall take any action that would result in the debarment or suspension of the Borrower or any Subsidiary from contracting with the Government.

(e) Liens. Neither the Borrower nor any Subsidiary shall permit any Lien to attach to any of its assets other than Permitted Liens.

(f) Guaranties. Neither the Borrower nor any Subsidiary shall guarantee, endorse, become contingently liable upon or assume the obligations of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(g) Debt. Neither the Borrower nor any Subsidiary shall permit to exist any debt other than Permitted Debt.

(h) Sale or Transfer of Assets. Neither the Borrower nor any Subsidiary shall sell, lease, assign or otherwise dispose of any of its assets except for (1) sales in the ordinary course of business of any product or service marketed by the Borrower or any Subsidiary, and (2) the sale or other disposition, in each case for fair market value, of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business.

(i) Dividends and Distributions. Except as set forth in the next sentence, the Borrower shall not (1) declare or pay any dividends or make any other payments or distributions to its equity owners (other than reasonable compensation to owners who are employees) or (2) redeem, repurchase or retire any of its equity interests or pay any of its Subordinated Debt (collectively, a “Restricted Payment”). If no Default has occurred or would occur after giving effect to such Restricted Payment or if, assuming that such Restricted Payment had been made on the last day of the immediately preceding fiscal quarter, the Borrower would have been in compliance with the financial covenants set forth in Section 9 of this Agreement, then the Borrower may make the following Restricted Payments;

•	interest payments on Subordinated Debt at a market rate;

•	if the Borrower is a Subchapter S Corporation, a limited liability company or a limited partnership, pay distributions to its equity owners in amounts sufficient to allow such owners to pay income taxes on their respective shares of the net taxable income of the Borrower, and

•	any other Restricted Payment.

Information Analysis Incorporated	2005 Report on Form 10-KSB

(j) Loans and Investments. neither the Borrower nor any Subsidiary shall make or permit to exist any loans to, or debt or equity investments in, acquire all or substantially all of the assets of, or merge or consolidate with any Person, other than accounts receivable that arise in the ordinary course of business. Without limiting the generality of the foregoing, the Borrower shall not acquire or form any Subsidiary, enter into any joint venture agreement, or become a partner in any partnership; provided that with the consent of the Bank, the Borrower may enter into joint venture or teaming agreements with other Persons to perform contracts.

(k) Contract Assignments; Cash Collateral. The Borrower and each Subsidiary shall execute and deliver to the Bank such assignments and acknowledgments as it shall require with respect to the Borrower’s contracts to provide for receivable payments to be made by Customers directly to the Bank, and the Borrower and each Subsidiary shall direct all automated clearing house and other electronic payments with respect to the accounts receivable to be made to the Bank. If required by the Bank, the Borrower and each Subsidiary shall establish and maintain a lockbox account (“Lockbox”) with the Bank (on terms and conditions satisfactory to the Bank) and a depository account(s) (“Cash Collateral Account”). The Borrower and each Subsidiary shall instruct all Customers to make all payments on accounts receivable made by check through the Lockbox. The Borrower and each Subsidiary shall then cause (and the Bank is hereby irrevocably authorized to cause) the transfer of such collections from the Lockbox into the Cash Collateral Account. Deposits into the Cash Collateral Account shall be applied by the Bank daily, subject to the Bank’s standard clearing procedures and clearing periods for deposited funds, to reduce the outstanding principal amount under the Line. All collections of accounts receivable to the extent received by the Borrower or any Subsidiary shall be held in trust for the benefit of the Bank and remitted, in the form received, to the Bank for deposit in the Cash Collateral Account immediately upon receipt by the Borrower or such Subsidiary. The Borrower and the Subsidiaries shall have no right of access to or withdrawal from the Cash Collateral Account; provided that if there are no outstanding Advances and no Default has occurred and is continuing, then all collections in the Cash Collateral Account shall be, subject to the Bank’s standard clearing procedures and clearing periods for deposited funds, transferred to the Borrower’s operating account with the Bank.

(l) Affiliates. Neither the Borrower nor any Subsidiary shall engage in business with any Affiliate of the Borrower except in the ordinary course of business and on terms that are no less favorable to the Borrower or such Subsidiary than would apply in an arm’s length transaction.

(m) Banking Relationship. The Borrower and its Subsidiaries shall maintain their primary commercial banking relationship with the Bank as long as any indebtedness remains in effect.

8. Financial Covenants. In consideration of credit extended or to be extended by the Bank, the Borrower covenants and agrees that, unless the Bank otherwise consents in writing:

•	Tangible Net Worth. The Borrower and its Subsidiaries shall maintain at all times Tangible Net Worth of not less than $700,000.00.

•	Net Income. The Borrower and its Subsidiaries shall maintain positive Net Income for each of their first three fiscal quarters of each year and for each fiscal year.

Information Analysis Incorporated	2005 Report on Form 10-KSB

9. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

(a) Failure to Pay. If the Borrower fails to make when due any installment or other payment owing to the Bank under the terms of this Agreement or any other Loan Document;

(b) Failure to Observe Specific Covenants. If the Borrower fails to observe or perform any financial covenant contained in Section 8 of this Agreement;

(c) Failure to Observe Other Covenants. If the Borrower or any Subsidiary fails to perform or observe any other term, covenant, warranty or agreement contained in this Agreement and such failure shall continue for a period of 10 days;

(d) Defaults under Loan Documents. If an event of default shall occur under any of the Notes, the Guaranty or any other Loan Document and shall not be cured within any applicable grace period;

(e) Breach of Representation. If any representation or warranty made or deemed made by the Borrower, a Subsidiary or any other Guarantor in this Agreement, in the Guaranty or in any other Loan Document, or any statement or representation made in any certificate, report or opinion delivered pursuant to this Agreement or other Loan Document or in connection with any borrowing under this Agreement was materially untrue when made or deemed made, or is breached in any material respect;

(f) Voluntary Bankruptcy. If the Borrower, a Subsidiary or any other Guarantor makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for any receiver or any trustee of the Borrower, such Subsidiary or such Guarantor or any substantial part of the property of the Borrower, such Subsidiary or such Guarantor, or commences any proceeding relating to the Borrower, such Subsidiary or such Guarantor under any reorganization, arrangement, composition, readjustment, liquidation or dissolution law or statute of any jurisdiction, whether in effect now or after this Agreement is executed;

(g) Involuntary Bankruptcy. If, within 60 days after the filing of a bankruptcy petition or the commencement of any proceeding against the Borrower, any Subsidiary or any other Guarantor seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding shall not have been dismissed, or, if within 60 days, after the appointment, without the consent or acquiescence of the Borrower, such Subsidiary or such Guarantor, of any trustee, receiver or liquidator of the Borrower, any Subsidiary or any other Guarantor or all or any substantial part of the properties of the Borrower, such Subsidiary or such Guarantor, the appointment shall not have been vacated;

(h) Cross Default. If, as a result of default, any present or future obligations of the Borrower, any Subsidiary or any other Guarantor to the Bank or any other creditor are declared to be due and payable prior to the expressed maturity of such obligations, unless and to the extent that the declaration is being contested in good faith in a court of appropriate jurisdiction;

(i) Material Adverse Change. A material adverse change occurs in the financial or business condition of the Borrower, any Subsidiary or any other Guarantor;

(j) Judgment. If a judgment, attachment, garnishment or other process in excess of $25,000 is entered against the Borrower, any Subsidiary or any other Guarantor and is not vacated or bonded within 30 days after entry;

Information Analysis Incorporated	2005 Report on Form 10-KSB

(k) Dissolution. The dissolution, liquidation, termination of existence or death of the Borrower, any Subsidiary or any other Guarantor;

(l) Termination of Third Party Agreements. If a Guarantor or a Subordinated Creditor gives written notice to the Bank purporting to terminate the obligations of such Guarantor or Subordinated Creditor under any Loan Document;

(m) Debarment, etc. If the Borrower or any Subsidiary shall be debarred or suspended from any contracting with the Government; or if a notice of debarment or notice of suspension shall have been issued to the Borrower or any Subsidiary; or if a notice of termination for default or the actual termination for default of any Government Contract, shall have been issued to or received by the Borrower or any Subsidiary[; or][.]

Upon the occurrence of an Event of Default, any obligation of the Bank to make Advances shall terminate and the Bank, at its option, by written notice to the Borrower, may declare all Indebtedness to the Bank to be immediately due and payable.

10. Miscellaneous.

(a) Accounting Terms. Each accounting term used in this Agreement, not otherwise defined, will have the meaning given to it under GAAP as in effect on the date of this Agreement, applied on a consistent basis.

(b) Notices. All notices, requests, demands and other communications provided for in this Agreement shall be in writing and shall be delivered by hand, sent prepaid by Federal Express (or a comparable overnight delivery service), sent by telecopy or facsimile or sent by United States mail, certified, postage prepaid, return receipt requested, to the parties at their respective addresses set forth on the signature pages of this Agreement or at such other addresses as may be designated by such party from time to time in a writing forwarded in a like manner. Any notice, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (1) the date it is actually received, (2) the business day after the day on which it is delivered by hand or transmitted by telecopy or facsimile, (3) the business day after the day on which it is delivered to Federal Express (or a comparable overnight delivery service), or (4) the third business day after the day on which it is deposited in the United States mail.

(c) Further Assurances. The Borrower hereby consents and agrees that in the event any of the Loan Documents misstate or inaccurately reflect the true and correct terms and provisions concerning the Line and said misstatement or inaccuracy is due to the unilateral mistake on the part of the Bank, mutual mistake on the part of the Bank and the Borrower or clerical error, then in such event the Borrower and each Guarantor shall, upon request of the Bank and in order to correct such misstatement or inaccuracy, execute such new documents as the Bank may deem necessary to remedy said inaccuracy or mistake. The Borrower and each Guarantor agree to execute all such other and further documents as may or shall be necessary, as determined solely by the Bank, in order to give effect to the Loan Documents executed and so as to confirm the transactions described in this Agreement. The Borrower and the Guarantors agree to comply with the requirements of the Bank pursuant to this Section within ten (10) days after written notice.

(d) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Bank and the Borrower, and their respective successors and assigns, provided that the Borrower may not assign or transfer its rights under this Agreement.

(e) Sole Agreement. This Agreement and the other Loan Documents represent the entire agreement between the Bank and the Borrower, and supersede all prior commitments and may be modified only by an agreement in writing. The other Loan Documents shall contain such terms as the

Information Analysis Incorporated	2005 Report on Form 10-KSB

Bank customarily requires for financings of the type described in this Agreement. If there are any conflicts between the terms of this Agreement or any other Loan Document, the terms of this Agreement shall be controlling.

(f) Survival of Agreement. All terms contained in this Agreement shall survive the delivery of this Agreement and the other Loan Documents and the making of the Advances and shall remain in full force and effect until the Indebtedness is fully discharged.

(g) Waiver. The rights of the Bank under this Agreement and the other Loan Documents shall be in addition to all other rights provided by law. No waiver of any provision of this Agreement, or any other Loan Document, shall be effective unless in writing, and no waiver shall extend beyond the particular purpose involved. No waiver in any one case shall require the Bank to give any subsequent waivers.

(h) Governing Law. This Agreement will be governed by the laws of the Commonwealth of Virginia, without reference to conflict of laws principles.

(i) Expenses. Whether or not any Advances are made under this Agreement, the Borrower shall pay all out-of-pocket expenses (including reasonable attorneys’ fees) incurred by the Bank in connection with the preparation of this Agreement and the other Loan Documents and the transactions contemplated by this Agreement.

(j) Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BANK AND THE BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY BASED ON, ARISING OUT OF OR UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

(k) Counterparts. This Agreement may be executed in counterparts, and all such counterparts together shall constitute one and the same Agreement.

[Signatures on next page]

Information Analysis Incorporated	2005 Report on Form 10-KSB

WITNESS the following signatures.

BANK:

COMMERCE BANK, N.A., a national banking association

By:
Name:	Joseph J. Calabrese, III
Title:	Vice President

Address for Notices:

2070 Chain Bridge Road, Suite 135
Vienna, VA 22182
Telecopy Number: (703) 663-4367

BORROWER:

Information Analysis, Inc., a Virginia corporation

By:
Name:	Sandor Rosenberg
Title:	Chief Executive Officer

Address for Notices:

11240 Waples Mill Road, Suite 201
Fairfax, VA 22030
Telecopy Number: ( ) -

Information Analysis Incorporated	2005 Report on Form 10-KSB

SCHEDULE OF DEFINED TERMS

“Advance” means any advance of funds under the Line.

“Affiliate” means, with respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the equity interests having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

“At-Risk Work” means work performed under Government Contracts, or any other contract, (a) for which funds have not been appropriated and allocated, (b) that have not been awarded or (c) for which all required contract documents, including any documents required to modify or renew a contract previously awarded, have not been executed.

“Applicable Margin” means as of the date of the Agreement, .75%, if Advance Option One(1) is chosen AND 3.50%, if Advance Option two (2) is chosen

“Base Rate” means-the “Prime Rate” of interest as published in the “Money Rates” section of The Wall Street Journal on the applicable date (or the highest “Prime Rate” if more than one is published) as such rate may change from time to time. If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, the Bank may use a similar published prime or base rate. The Base Rate is not necessarily the lowest or best rate of interest offered by the Bank to any borrower or class of borrowers.

“Bonded Receivables” means any account receivable arising out of a contract under which the performance of the Borrower or a Subsidiary is guaranteed by a surety bond.

“Borrowing Base” means, at the time in question, the sum of the following, without duplication (a) 90% of amounts due with respect to Eligible Government Receivables, plus (b) 80% of amounts due with respect to Eligible Tier One Subcontractor Receivables, plus (c) 80% of amounts due with respect to Eligible Commercial Receivables. At the Bank’s option, the Borrowing Base shall be adjusted on a daily basis to reflect all billings and collections.

“Borrowing Base Certificate” means a certificate of the Borrower containing a computation of the Borrowing Base and certifying that no Default has occurred and is continuing, in form and substance satisfactory to the Bank.

“Business Day” shall mean, each day on which the Bank is open for business, and with respect to the determination of LIBOR, a day on which the Bank is open for business and on which dealings in U.S. dollar deposits are carried on in the London Inter-Bank Market.

“Collateral” means any real or personal property securing any Indebtedness at any time.

“Contras” means any account receivable of the Borrower or a Subsidiary that is due from a Customer to whom the Borrower or a Subsidiary is indebted.

“Covenant Compliance Certificate” means a certificate setting forth calculations and otherwise reflecting compliance by the Borrower with the covenants in the Loan Documents, in form and substance acceptable to the Bank.

“Cross-Aged Receivables” means all account receivables of the Borrower or a Subsidiary (a) due from a Customer other than the Government if more than 50% of the aggregate amount of all accounts receivable due from such Customer are aged more than 90 days from the date of the Initial Invoice for such account receivable, or (b) due under any particular Government Contract if any account receivable under such Government Contract is aged more than 90 days from the date of the Initial Invoice for such account receivable.

“Customer” means any Person obligated on an account receivable of the Borrower or a Subsidiary.

“Debt Service” means, for any period, consolidated interest expense of the Borrower and its Subsidiaries, including interest expense under capital leases, plus principal repayments of long term debt scheduled to be repaid during such period, including principal payments under capital leases.

Information Analysis Incorporated	2005 Report on Form 10-KSB

“Default” means any Event of Default or any event that with the giving of notice, or lapse of time, or both, would constitute an Event of Default.

“EBIT” means, for any period, consolidated Net Income of the Borrower and its Subsidiaries for such period, plus, to the extent deducted in determining Net Income, interest expense.

“EBITDA” means, for any period, consolidated Net Income of the Borrower and its Subsidiaries for such period, plus, to the extent deducted in determining Net Income, depreciation, amortization and interest expense and taxes.

“EBITDA Ratio” means, at any time, the ratio of (a) consolidated Funded Debt of the Borrower and its Subsidiaries then outstanding to (b) consolidated EBITDA of the Borrower and its Subsidiaries for the 12-month period ending on the last day of the most recently ended fiscal quarter of the Borrower, or in the case of calculations as of the last day of a fiscal quarter, for the 12-month period then ending.

“Eligible Commercial Receivable” means an Eligible Receivable that is not an Eligible Government Receivable or an Eligible Tier One Subcontractor Receivable.

“Eligible Government Receivable” means an Eligible Receivable arising out of a Government Contract on which the Borrower or a Subsidiary is the prime contractor.

“Eligible Receivables” means such accounts receivable of the Borrower or a Subsidiary that are and at all times continue to be acceptable to the Bank in all respects. Criteria for eligibility shall be fixed and revised by the Bank from time to time in its sole discretion. In general, an account receivable shall not be an Eligible Receivable unless (a) it represents a valid obligation of the Customer to pay for goods sold or services rendered, (b) it has been appropriately billed in accordance with the terms of the applicable contract and no more than ninety (90) days have elapsed from the Initial Invoice date, (c) the goods or services have been finally accepted by the Customer, (d) all payments, setoffs, bad debt reserves, discounts, allowances and credits have been deducted, (e) the Bank has a perfected first priority security interest in such account receivable and such account receivable conforms to the representations and warranties contained in the Security Agreement, (f) the Customer is not an Affiliate, a foreign Person or a creditor of the Borrower or any Subsidiary, and (g) the Bank is satisfied with the credit standing of the Customer. Eligible Receivables shall not include At-Risk Work, Bonded Receivables, Cross-Aged Receivables, Contras, cost overruns, costs incurred in excess of approved or allowed billing rates, rebillings or retainages or any account receivable pursuant to which payment of any portion thereof is assigned to or for the benefit of a subcontractor, either directly or pursuant to an escrow arrangement.

“Eligible Tier One Subcontractor Receivable” means an Eligible Receivable arising out of a Government Contract on which a Borrower or a Subsidiary is a direct subcontractor to either (a) a prime government contractor with an Investment Grade Status; or (b) any Affiliate of the foregoing approved in writing by the Bank, provided that if at any time any of the foregoing Persons does not have an Investment Grade Status, the Bank may, upon not less than ten (10) days’ prior written notice to the Borrower, exclude the accounts receivable of such Person from the category of Eligible Tier One Subcontractor Receivables.

“Eligible Unbilled Receivables” shall mean all accounts receivable of the Borrower and its Subsidiaries arising from work actually performed by the Borrower or a Subsidiary pursuant to Government Contracts which (a) would constitute Eligible Government Receivables, except such accounts receivable have not been billed, (b) are eligible to be billed to in accordance with the Government Contracts within thirty (30) days of the “as of” date of the applicable Borrowing Base Certificate (with no additional performance required by any Person, and no condition to payment by the Government, other than receipt of an appropriate invoice), and (c) may, in accordance with GAAP, be included as current assets of the Borrower and its Subsidiaries, even though such amounts have not been billed.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means the occurrence of a default or event of default under any Loan Document after the expiration of all applicable grace periods.

“FACA” means, collectively, the Federal Assignment of Claims Act of 1940, as amended, 31 U.S.C. § 3727, 41 U.S.C. § 15, any applicable rules, regulations and interpretations issued pursuant thereto, and any amendments to any of the foregoing.

“Funded Debt” means the sum of (a) the consolidated debt of the Borrower and its Subsidiaries for (1) borrowed money, the deferred purchase price of property or services and obligations under repurchase

Information Analysis Incorporated	2005 Report on Form 10-KSB

agreements, (2) capital lease obligations, (3) the amount of any outstanding debt guaranteed and (4) contingent or matured reimbursement obligations for letters of credit issued for the account of Borrower or any of its Subsidiaries, in each case determined in accordance with GAAP, plus (b) the implied principal amount of the synthetic lease obligations or other off-balances sheet debt of the Borrower and its Subsidiaries, determined in accordance with federal income tax laws and regulations.

“GAAP” means generally accepted accounting principles consistently applied.

“Government” means the United States of America and any of its departments and agencies.

“Government Contract” means any contract with the Government under which the Borrower or a Subsidiary is the prime contractor or a subcontractor.

“Guarantor” means each Subsidiary and any other Person that guarantees all or any portion of the Indebtedness at any time.

“Guaranty” means, individually and collectively, each guaranty, on the Bank’s standard form, executed by a Guarantor, together with any amendments to such guaranty form.

“Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

“Indebtedness” means all indebtedness, liabilities and obligations of the Borrower or any Subsidiary to the Bank or any Affiliate of the Bank, whether now existing or arising in the future, direct or indirect, fixed or contingent, whether related or unrelated to the Line, and whether of a similar or different class, including, without limitation, Hedging Agreements, overdrafts, guaranties and obligations to reimburse the Bank for amounts paid by it under letters of credit issued by the Bank for the account of the Borrower or any Subsidiary, and amounts due under any credit card issued by the Bank or any Affiliate of the Bank to the Borrower or any Subsidiary.

“Initial Invoice” means, with respect to any account receivable, the first invoice relating to the applicable goods shipped or services rendered, and not any subsequent invoice or rebilling relating thereto.

“Investment Grade Status” means, with respect to a Customer, that the actual or implied rating of the Customer’s senior long-term unsecured debt is at or above BBB- from S&P and at or above Baa3 from Moody’s, or either of the foregoing if only one of Moody’s or S&P has rated such Customer; provided, that if either S&P or Moody’s changes its system of classification after the date of this Agreement, Investment Grade Status shall exist with respect to a Customer at any time when the actual or implied rating of the Customer’s senior long-term unsecured debt is at or above the new rating which most closely corresponds to the above-specified level under the previous rating system.

“LIBOR” means the London Interbank Offered Rate (LIBOR) for a one-month period as published in the “Money Rates” Section of The Wall Street Journal on the applicable date as such rate may change from time to time. If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, the Bank may use a similar published one-month LIBOR.

“Lien” means any mortgage, deed of trust, assignment, pledge, lien, security interest, charge, escrow or encumbrance of any kind or nature, including the interest of a lessor under a capitalized lease.

“Line Note” means a promissory note, on the Bank’s standard form, in the principal amount of the Line, made by the Borrower, and evidencing the obligation of the Borrower to repay the Advances, together with accrued interest, and any amendments to or replacements of such promissory note.

“Loan Documents” means the Agreement, the Line Note, [the Term Note], each Security Agreement, each Guaranty, [each Subordination Agreement], [the Cash Management Agreement] and any other document that evidences, secures, governs or otherwise relates to any of the Indebtedness, including, without limitation, any letter of credit application and agreement, negative pledge agreement, deed of trust, mortgage, security agreement, pledge agreement or assignment.

“Net Income” means, for any period, the consolidated gross revenues of the Borrower and its Subsidiaries for such period less all consolidated operating and non-operating expenses (including taxes) of the Borrower and its Subsidiaries for such period, all as determined in accordance with GAAP.

Information Analysis Incorporated	2005 Report on Form 10-KSB

“Permitted Liens” means (a) Liens securing the Indebtedness, and (b) Liens securing any purchase money financing or capitalized lease obligations described in the definition of Permitted Debt.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, governmental subdivision or agency or any other entity of any nature.

“Rate Variance Liability” means, at any time, the amount, as estimated by the Bank in good faith, by which the aggregate amount of indirect costs used by the Borrower and its Subsidiaries for purposes of calculating the billing rates under Government Contracts is in excess of the actual aggregate amount of indirect costs that the Borrower and its Subsidiaries are entitled to include in such billing rates under the terms of Government Contracts.

“Security Agreement” means a security agreement from the Borrower and each Subsidiary on the Bank’s standard form, creating a first priority security interest in the Collateral.

“Subsidiary” means, with respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person. Unless otherwise specified, the term “Subsidiary” when used in this Agreement shall mean a Subsidiary of the Borrower.

“Tangible Net Worth” means, at any time, amounts that would be included under stockholders’ equity on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP consistently applied, provided that, in any event, such amounts are to be net of amounts carried on the books of the Borrower and its Subsidiaries for (1) any write-up in the book value of any assets resulting from a revaluation subsequent to the date of this Agreement, (2) treasury stock, (3) unamortized debt discount expense, (4) any cost of investments in excess of net assets acquired at any time of acquisition, (5) loans, advances or other amounts owed to the Borrower or any Subsidiary by any officer, director, shareholder or employee of the Borrower or any Subsidiary or any Affiliate of the Borrower, other than travel advances to employees in the ordinary course of business, (6) investments in any Affiliate of the Borrower that is not a wholly owned Subsidiary of the Borrower, (7) unmarketable securities, and (8) patents, patent applications, copyrights, trademarks, trade names, goodwill, research and development costs, organizational expenses, capitalized software development costs and other like intangibles.

“Termination Date” means May 1, 2007, as the same may be extended from time to time by the Bank in its sole discretion.